EXHIBIT 10.2(b)
                                October 30, 1998

Innovative Valve Technologies, Inc.
2 Northpoint Drive, Suite 300
Houston, Texas 77060

Attn: Compensation Committee

         Re: AMENDED AND RESTATED EMPLOYMENT AGREEMENT OF WILLIAM E. HAYNES DATED OCTOBER 15, 1997 (THE "EMPLOYMENT AGREEMENT")

Gentlemen:

The purpose of this letter is to evidence our mutual understanding and agreement as to the following matters:

1. Effective October 12, 1998, I have unilaterally and temporarily reduced my salary under the Employment Agreement until further notice (as contemplated below) by one-half to help improve the Company's earnings and cash flow and to illustrate a leadership position and encourage other employees of the Company to make commitments to help company performance. Although I am forever waiving the rights to such salary reduction that has accrued but been unpaid after such date, such reduction shall not be deemed a breach of the Employment Agreement by the Company. This reduction is expected to be a temporary reduction which shall remain in effect on a quarterly basis until I provide the Company the notice contemplated in the next sentence. I reserve the right to prospectively reinstate my full salary at any time and for any reason by providing the Compensation committee with notice prior to the commencement of any calendar quarter of my election to reinstate my full salary.

2. We have mutually agreed that Charles F. Schugart will prospectively be elected and serve as President of the Company and the first sentence of
         Section 2 of the Employment Agreement shall upon such election be modified to delete the reference to my service as President. Such reduction in my titles and responsibilities shall in no way be a breach of the Employment Agreement by me, or trigger any compensation or payments to me from the Company or result in any right by me to terminate the Employment Agreement.

3. Except as otherwise expressly set forth above, the Employment Agreement shall remain in full force and effect and I shall be fully entitled to any and all compensation, termination payments and any other benefits whatsoever available to me under the Employment Agreement.

Please evidence the Committee's agreement with the foregoing by executing the acknowledgment set forth below.

                                                              Very truly yours,


                                                              William E. Haynes

AGREED AND ACCEPTED THIS 11th DAY OF JANUARY
COMPENSATION COMMITTEE OF THE BOARD
OF DIRECTORS

By:___________________________
   Robert M. Chiste, Chairman